DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE
QUARTER ENDED MARCH 31, 2011

Diluted EPS of $0.33; Earnings Up 17% from Same Quarter of Last Year

Brooklyn, NY – April 27, 2011 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported consolidated net income of $11.1 million, or 33 cents per diluted share, for the quarter ended March 31, 2011, compared to $10.6 million, or 31 cents per diluted share, for the quarter ended December 31, 2010, and $9.5 million, or 28 cents per diluted share, for the quarter ended March 31, 2010.

Vincent F. Palagiano, Chairman and CEO, commented, “The earnings and credit trendlines continue to improve into the current year, with no clear indication yet of when short term rates may rise.  Net interest margin remains near cyclical highs for the bank.  The refinance market for multifamily properties continues to gather momentum.  We see plenty of opportunity in this market for the next two to three years, as loans that were originated in 2003 through 2006 continue to reach their contractual repricing date, but we remain cautious not to inflate the balance sheet at what we view as a cyclical low point for interest rates.  It is a favorable environment for multifamily owners to refinance, as offering rates on multifamily loans remain at historically low levels.  On the retail side, we were very pleased to open our 26th branch with a superb location at the heavily trafficked corner of 86th Street and Fourth Avenue in Bay Ridge, Brooklyn, our tenth Brooklyn location.  If the boroughs of New York City were separate cities, Brooklyn would be the third largest city in the United States after Los Angeles and Chicago."

OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2011
Net Interest Income
Net interest income increased $2.3 million, or 7.0%, from the March 2010 quarter, and was virtually unchanged (0.3% lower) on a linked quarter basis.  Net interest margin fell 9 basis points to 3.62% during the quarter ended March 31, 2011 from 3.71% in the December 2010 quarter, due to the following:  1) the yield on interest earning assets declined 16 basis points, reflecting lower yields on new loans; and 2) a temporary accumulation of $86 million in cash balances earning approximately 25 basis points.  The additional liquidity resulted primarily from $52.1 million of deposit inflows from a combination of seasonal and new branch promotional activities.  This excess liquidity is expected to be deployed between now and August 31, 2011, however, it will slightly depress the net interest margin until that time.

The decline in portfolio yield was offset by prepayment fee income, which contributed meaningfully to net interest margin this quarter.  Prepayment and late fee income together rose significantly to $1.5 million in aggregate during the March 2011 quarter, from $879,000 in aggregate during the December 2010 quarter.  The combined prepayment and late charge income levels experienced in both the March 2011 and December 2010 quarters were significantly higher than those experienced in the March 2010 quarter, during which they approximated $301,000 in aggregate, primarily reflecting increased marketplace refinance activity.

Average earning assets grew by $82.5 million during the quarter, however, did not generate sufficient interest income to offset the lower yields on interest earning assets.  Yields on new real estate loans during the quarter averaged 4.64%, while the average real estate loan portfolio yield was 5.84%.

Although rates on new multifamily loans are lower than Dime’s existing portfolio rates and near historical lows, their spread to 5- and 10-year Treasury bonds [and Federal Home Loan Bank of New York ("FHLBNY") advances] still remains favorable.  As a result, origination levels during the remaining quarters of 2011 will likely approximate the March 2011 quarterly volume, as liquid funds are more profitably deployed.  It typically takes several quarters for changes in new loan origination rates (either higher or lower) to have an impact on the portfolio rate.  The direction and magnitude of the change in the loan portfolio yield over the next several quarters will be impacted by the loan refinancing volume from within the existing portfolio, additional growth in the loan portfolio at these interest rate levels and the level of prepayment fee income.  The loan amortization rate experienced in the March 2011 quarter was 19% on an annualized basis, running slightly ahead of management's 2011 annual forecast of 14%.

On the funding side, the average cost of interest bearing liabilities declined by 3 basis points quarter-over-quarter, due to reductions of 11 basis points and 2 basis points in the average costs of borrowed funds and deposits, respectively.  Lower rates on new certificates of deposit (“CDs”) combined with an additional $4.7 million of average non-interest bearing checking balances were the primary reason for the deposit cost decrease, as higher-rate maturing CDs priced down to today’s levels.  The average cost of CDs declined 4 basis points from the December 2010 quarter to the March 2011 quarter.  The $4.7 million growth in the average balance of non-interest bearing deposits reflected the ongoing success of the Bank’s commercial deposit gathering efforts.  Despite the decline in rate offerings on new deposits, total deposit balances increased by 2.2% during the most recent quarter.

Interest Rate Risk
Management sees significant risk of increased funding costs over the 3-year planning horizon.  For that reason, the Company continues to take meaningful steps to lengthen the duration of liabilities to more closely match the repricing duration of its primary investment, the 5-year repricing multifamily loan.  During the March 2011 quarter, the Company modified $50.0 million of existing putable FHLBNY advances, representing approximately 5% of total outstanding FHLBNY advances, bringing the cumulative amount of short-term, putable advances modified since the beginning of the 4th quarter of 2010 to $110 million.  The favorable interest rate environment enabled the Company to lengthen the repricing term of these liabilities and simultaneously lower their cost.  The modifications completed in the current quarter resulted in a 32 basis point reduction in their weighted average cost to 3.58%, as well as a 2.4-year extension in their weighted average term to maturity.  The maturity of this pool of borrowings moves to the first quarter of 2015.    The result was a decline of 11 basis points in average borrowing costs during the quarter ended March 31, 2011.  As a result of these modifications, the aggregate level of remaining putable borrowings has declined to 13.7% of total liabilities at March 31, 2011.

Provision/Allowance For Loan Losses
At March 31, 2011, the allowance for loan losses (“ALL”) as a percentage of total loans stood at 0.57%, an increase of 2 basis points from 0.55% at the end of the prior quarter.  The Bank charged off all losses deemed probable to occur on problem loans during the March 2011 quarter, recognizing approximately $980,000 of such charge-offs against the ALL during the quarter.  The Bank recorded a $1.4 million provision to its ALL during the March 2011 quarter, compared to $3.3 million recorded in the December 2010 quarter.  This decline reflected the stabilization of credit conditions and lower levels of new problem loans.  The allowance represented 102% of non-performing loans at March 31, 2011, up from 95% at December 31, 2010.

Non-Interest Income
Non-interest income was $1.9 million for the quarter ended March 31, 2011, a reduction of $110,000 from the previous quarter.  The $110,000 reduction resulted from a decline of $185,000 in the net gain or loss on loan sales, coupled with slightly lower fee income.  These were partially offset by reduction in pre-tax OTTI charges of $100,000 recognized on the Bank’s portfolio of pooled bank trust preferred securities.

Non-Interest Expense
Non-interest expense increased $1.3 million from the previous quarter, reflecting the following: 1) ongoing salary and benefits increases, including additional expenses associated with the Company's Benefit Maintenance Plan; 2) the acceleration of depreciation on some leasehold fixed assets; 3) higher deposit insurance costs in a transitional quarter between Federal Deposit Insurance Corporation ("FDIC") recapitalization plans; and 4) increased marketing costs compared to the December 2010 quarter for seasonal factors.

Non-interest expense was 1.65% of average assets during the most recent quarter, resulting in an efficiency ratio of 45.6%.

Income Tax Expense
The effective tax rate was 40.6% during the March 2011 quarter, slightly above the 40% expected rate.  During the December 2010 quarter, the effective tax rate approximated 42.3% as a result of year-end reconciliation of the full year expected tax obligation.  The Company’s consolidated effective tax rate is expected to approximate 40%.

BALANCE SHEET
Total assets increased $102.4 million, to $4.14 billion at March 31, 2011.  The growth in assets was concentrated in cash and due from banks and investment securities available for sale (primarily agency obligations).  The funding for the balance sheet growth was obtained primarily from deposits and seasonal mortgagor escrow flows, which grew by $52.1 million and $40.3 million, respectively, during the most recent quarter.

Real Estate Loans
Real estate loans (excluding loans held for sale) declined $12.9 million during the most recent quarter due to higher than anticipated amortization.  The market rate on new multifamily loans is near historical lows, therefore, the Bank has taken a more measured approach to originating new loans.  Real estate loan originations were $157.2 million during the most recent quarter at an average rate of 4.64%.  Loan amortization, excluding the disposition of problem loans, totaled $168.1 million, or 19% annualized of the average portfolio balance.  The average rate on amortized or satisfied loan balances was 5.69%.

The loan pipeline stood at $121.8 million at March 31, 2011, with a weighted average rate of 4.98%.  Yields on new loan commitments remain low, primarily driven by low Treasury yields and aggressive competition for multifamily loans in the New York City market.  Dime will continue to be cautious about growing the loan portfolio at the current yields, reflecting management's expectations that interest rates will rise from their historically low levels as the overall economy continues to improve.

Problem Loans
Non-accrual loans were $19.2 million, or 0.56% of total loans, at March 31, 2011, a slight reduction from $20.2 million, or 0.58% of loans, at December 31, 2010.

Loans delinquent between 30 and 89 days also declined to $12.1 million, or 0.35% of loans, at March 31, 2011, compared to $21.5 million, or 0.62% of loans at December 31, 2010.  This decline reflected both a continued stabilization in the multifamily residential marketplace and the correction of a seasonal spike in delinquencies that occurred during the December 2010 quarter.

As shown on page 13 of this release, the sum of non-performing assets and accruing loans past due 90 days or more represented 6.7% of tangible capital plus the ALL at March 31, 2011.

Within the remaining $361.0 million pool of loans sold to Fannie Mae with recourse exposure, total delinquencies remained negligible, declining from $3.7 million at December 31, 2010 to $1.4 million at March 31, 2011.  The $1.4 million delinquent balance at March 31, 2011 was composed of one loan that was fully satisfied in April 2011, with all principal and interest arrears received.

Deposits and Borrowed Funds
Deposits increased $52.1 million during the most recent quarter, led by growth of $29.4 million in promotional CDs and $22.7 million in core (non-CD deposits).  The Bank’s deposit strategy during the March 2011 quarter reflected both individual retirement account ("IRA") and new branch deposit promotional activities, all of which were ultimately aimed at growing stable relationship balances.  IRA balances increased 19% during the March 2011 quarter as a result of their promotional activities.  Non-interest bearing checking balances grew $9.9 million during the March 2011 quarter, reflecting a combination of ongoing success in commercial deposit gathering activities and seasonal inflows.

At March 31, 2011, average deposits in branches open in excess of one year approximated $94.3 million, and core deposits comprised 55% of total deposits.  Dime currently expects to continue its measured de novo strategy.  Late in the first quarter of 2011, Dime opened its 26th retail banking office, located on 86th Street in Bay Ridge, Brooklyn.

Since deposits provided sufficient funding during the most recent quarter, management did not add any new wholesale borrowings during the period, instead focusing efforts on restructuring its existing portfolio.  As a result, the weighted average maturity of $50 million of existing borrowings was extended by an average of 2.4 years, with all associated put options fully eliminated.  Their weighted average cost was also reduced by 32 basis points.

Tangible Capital
Dime continues to grow tangible capital through retained earnings, as reported earnings per share exceeded the quarterly cash dividend rate per share by 136% during the most recent quarter.  Tangible book value per share increased $0.22 during the most recent quarter to $8.29 at March 31, 2011.  This growth was fueled by a return of approximately 15.6% on average tangible equity during the most recent quarter.

Dime’s consolidated tangible capital was 7.04% of tangible assets at March 31, 2011, up 3 basis points from December 31, 2010.  The Bank’s tangible capital ratio was 8.21% at March 31, 2011, and its total risk-based capital approximated 12.28%.

OUTLOOK FOR THE QUARTER ENDING JUNE 30, 2011
The average cost of deposits decreased to 1.16% during the March 2011 quarter from 1.18% during the December 2010 quarter, as Dime continued to take advantage of historically low short-term interest rates.  Deposit funding costs should remain near this historically low level at least through the second quarter of 2011.

Amortization rates (including prepayments and loan refinancing activity), which approximated 19.5% on an annualized basis during the most recent quarter, are expected to remain in this area during the second quarter of 2011, up from the full year 2010 levels, reflecting the current low interest rate environment.  Loans expected to mature or reprice during the remainder of the year ending December 31, 2011 total $347.0 million, at an average rate of 5.69%.  Of this total, $169.6 million at an average rate of 5.66% are expected to mature or reprice during the June 2011 quarter.

At March 31, 2011, the loan commitment pipeline was approximately $121.8 million, comprised primarily of multifamily residential loans, with an approximate weighted average rate of 4.98%.

On the liability side of the balance sheet, the Bank has $583.9 million of CD's maturing during the remainder of 2011 at an average cost of 1.48%. Of this total, $222.0 million are maturing during the June 2011 quarter, at an average cost of 1.61%.  Rates on CDs originated during the month ended March 31, 2011 approximated 1.50%.  In addition, $105.8 million of FHLBNY advances with an average cost of 3.68% are scheduled to mature or reprice during the remainder of 2011, of which $50.8 million with an average cost of 4.11% are scheduled to mature during the June 2011 quarter.  Replacement rates on new FHLBNY advances range from 2.00% to 2.75% for 4- to 5-year maturities, however, if the Company's consolidated cash liquidity remains near its March 31, 2011 level, it is likely that a portion of these maturing borrowings will not be replaced.

Operating expenses for the June 2011 quarter are expected to approximate $15.0 million, which is the estimated quarterly run rate for the remainder of 2011, and reflects expected reductions in the Company's deposit insurance costs resulting from the revised FDIC recapitalization plan scheduled to commence in the June 2011 quarter.

Quarterly loan loss provisions were $1.4 million during the March 2011 quarter, $3.3 million during the December 2010 quarter, $667,000 during the September 2010 quarter, and $3.8 million during the June 2010 quarter.  If current trends hold for delinquent and troubled loans, management expects loan loss provisioning to continue to decline somewhat on a year-over-year basis.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.14 billion in consolidated assets as of March 31, 2011, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31, 2011	December 31, 2010
ASSETS:
Cash and due from banks	$171,745	$86,193
Investment securities held to maturity	7,192	6,641
Investment securities available for sale	133,641	85,642
Trading securities	1,541	1,490
Mortgage-backed securities available for sale	128,732	144,518
Federal funds sold and other short-term investments	4,461	4,536
Real Estate Loans:
One-to-four family and cooperative apartment	110,024	116,886
Multifamily and underlying cooperative (1)	2,507,570	2,497,339
Commercial real estate (1)	818,837	833,314
Construction and land acquisition	13,475	15,238
Unearned discounts and net deferred loan fees	4,811	5,013
Total real estate loans	3,454,717	3,467,790
Other loans	2,070	2,394
Allowance for loan losses	(19,663)	(19,166)
Total loans, net	3,437,124	3,451,018
Loans held for sale	1,721	3,308
Premises and fixed assets, net	32,381	31,613
Federal Home Loan Bank of New York capital stock	51,718	51,718
Other real estate owned, net	-	-
Goodwill	55,638	55,638
Other assets	116,816	117,980
TOTAL ASSETS	$4,142,710	$4,040,295
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$135,661	$125,730
Interest Bearing Checking	104,929	108,078
Savings	337,509	329,182
Money Market	735,557	727,939
Sub-total	1,313,656	1,290,929
Certificates of deposit	1,089,029	1,059,652
Total Due to Depositors	2,402,685	2,350,581
Escrow and other deposits	108,865	68,542
Securities sold under agreements to repurchase	195,000	195,000
Federal Home Loan Bank of New York advances	990,525	990,525
Subordinated Notes Sold	-	-
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	37,933	36,233
TOTAL LIABILITIES	3,805,688	3,711,561
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,309,559 shares and
51,219,609 shares issued at March 31, 2011 and December 31, 2010, respectively, and 34,683,130 shares and 34,593,180 shares outstanding at March 31, 2011 and
December 31, 2010, respectively)	513	512
Additional paid-in capital	227,061	225,585
Retained earnings	336,060	329,668
Unallocated common stock of Employee Stock Ownership Plan	(3,412)	(3,470)
Unearned common stock of Restricted Stock Awards	(2,376)	(2,684)
Common stock held by the Benefit Maintenance Plan	(7,979)	(7,979)
Treasury stock (16,626,429 shares and 16,626,429 shares at March 31, 2011,
and December 31, 2010, respectively)	(206,546)	(206,546)
Accumulated other comprehensive loss, net	(6,299)	(6,352)
TOTAL STOCKHOLDERS' EQUITY	337,022	328,734
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,142,710	$4,040,295

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above toprovide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest income:
Loans secured by real estate	$50,629	$50,752	$50,122
Other loans	26	26	39
Mortgage-backed securities	1,452	1,621	2,271
Investment securities	316	268	407
Federal funds sold andother short-term investments	772	857	742
Total interest income	53,195	53,524	53,581
Interest expense:
Deposits and escrow	6,785	7,005	7,593
Borrowed funds	11,367	11,385	13,222
Total interest expense	18,152	18,390	20,815
Net interest income	35,043	35,134	32,766
Provision for loan losses	1,426	3,262	3,447
Net interest income after provision for loan losses	33,617	31,872	29,319

Non-interest income:
Service charges and other fees	763	748	936
Mortgage banking income (loss) , net	93	240	211
Other than temporary impairment ("OTTI")charge on securities (1)	(63)	(163)	(166)
Gain (loss) on sale of other real estateowned and other assets	-	9	327
Gain (loss) on trading securities	46	46	242
Other	1,071	1,140	960
Total non-interest income (loss)	1,910	2,020	2,510
Non-interest expense:
Compensation and benefits	9,727	9,300	8,886
Occupancy and equipment	2,689	2,276	2,258
Other	4,444	4,026	4,548
Total non-interest expense	16,860	15,602	15,692

Income before taxes	18,667	18,290	16,137
Income tax expense	7,587	7,730	6,667

Net Income	$11,080	$10,560	$9,470

Earnings per Share:
Basic	$0.33	$0.32	$0.29
Diluted	$0.33	$0.31	$0.28

Average common shares outstanding for Diluted EPS	33,725,726	33,538,319	33,249,082

(1) Total OTTI charges on securities were $216 during the three months ended March 31, 2010.  The non-credit component of OTTI was $50 during the three months ended March 31, 2010.  There were no non-credit OTTI charges recognized during the three months ended March 31, 2011 and December 31, 2010, respectively.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.33	$0.31	$0.28
Return on Average Assets	1.08%	1.05%	0.94%
Return on Average Stockholders' Equity	13.31%	12.94%	12.59%
Return on Average Tangible Stockholders' Equity	15.63%	15.29%	15.17%
Net Interest Spread	3.38%	3.51%	3.23%
Net Interest Margin	3.62%	3.71%	3.46%
Non-interest Expense to Average Assets	1.65%	1.55%	1.56%
Efficiency Ratio	45.60%	41.87%	45.00%
Effective Tax Rate	40.64%	42.26%	41.31%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$9.72	$9.50	$8.97
Tangible Book Value Per Share	8.29	8.07	7.49

Average Balance Data:
Average Assets	$4,089,222	$4,016,457	$4,015,428
Average Interest Earning Assets	3,872,270	3,789,755	3,790,014
Average Stockholders' Equity	332,946	326,529	300,874
Average Tangible Stockholders' Equity	283,473	276,184	249,781
Average Loans	3,470,051	3,454,730	3,447,529
Average Deposits	2,368,300	2,353,411	2,247,985

Asset Quality Summary:
Net charge-offs	$980	$1,211	$769
Non-accrual Loans	19,200	20,168	29,520
Nonperforming Loans/ Total Loans	0.56%	0.58%	0.85%
Nonperforming Assets (1)	19,770	20,732	30,936
Nonperforming Assets/Total Assets	0.48%	0.51%	0.75%
Allowance for Loan Loss/Total Loans	0.57%	0.55%	0.71%
Allowance for Loan Loss/Nonperforming Loans	102.41%	95.03%	83.40%
Loans Delinquent 30 to 89 Days at period end	$12,103	$21,483	$19,688

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	7.04%	7.01%	6.35%
Tangible Capital Ratio (Bank Only)	8.21%	8.22%	7.77%
Leverage Capital Ratio (Bank Only)	8.21%	8.22%	7.77%
Risk Based Capital Ratio (Bank Only)	12.28%	11.95%	11.79%

(1) Amount comprised of total non-accrual loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments forwhich the Bank has not received any contractual payments of interest orprincipal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2011			December 31, 2010			March 31, 2010
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,468,902	$50,629	5.84%	$3,453,522	$50,752	5.88%	$3,446,103	$50,122	5.82%
Other loans	1,149	26	9.05	1,208	26	8.61	1,426	39	10.94
Mortgage-backed securities	129,635	1,452	4.48	148,032	1,621	4.38	206,466	2,271	4.40
Investment securities	134,299	316	0.94	82,288	268	1.30	57,159	407	2.85
Other short-term investments	138,285	772	2.23	104,705	857	3.27	78,860	742	3.76
Total interest earning assets	3,872,270	$53,195	5.49%	3,789,755	$53,524	5.65%	3,790,014	$53,581	5.65%
Non-interest earning assets	216,952			226,702			225,414
Total assets	$4,089,222			$4,016,457			$4,015,428
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$99,305	$110	0.45%	$99,464	$129	0.51%	$104,117	$182	0.71%
Money Market accounts	732,274	1,258	0.70	727,566	1,202	0.66	716,696	1,710	0.97
Savings accounts	333,129	193	0.23	321,825	206	0.25	302,151	200	0.27
Certificates of deposit	1,068,006	5,224	1.98	1,073,640	5,468	2.02	1,015,951	5,501	2.20
Total interest bearing deposits	2,232,714	6,785	1.23	2,222,495	7,005	1.25	2,138,915	7,593	1.44
Borrowed Funds	1,256,205	11,367	3.67	1,194,118	11,385	3.78	1,344,911	13,222	3.99
Total interest-bearing liabilities	3,488,919	$18,152	2.11%	3,416,613	$18,390	2.14%	3,483,826	$20,815	2.42%
Non-interest bearing checking accounts	135,586			130,916			109,070
Other non-interest-bearing liabilities	131,771			142,399			121,658
Total liabilities	3,756,276			3,689,928			3,714,554
Stockholders' equity	332,946			326,529			300,874
Total liabilities and stockholders' equity	$4,089,222			$4,016,457			$4,015,428
Net interest income		$35,043			$35,134			$32,766
Net interest spread			3.38%			3.51%			3.23%
Net interest-earning assets	$383,351			$373,142			$306,188
Net interest margin			3.62%			3.71%			3.46%
Ratio of interest-earning assets
to interest-bearing liabilities		110.99%			110.92%			108.79%

Deposits (including non-interest bearingchecking accounts)	$2,368,300	$6,785	1.16%	$2,353,411	$7,005	1.18%	$2,247,985	$7,593	1.37%

Interest earning assets (excluding prepayment and other fees)			5.56%			5.56%			5.62%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

Non-Performing Loans	At March 31, 2011	At December 31, 2010	At March 31, 2010
One- to four-family and cooperative apartment	$62	$223	$705
Multifamily residential and mixed use (1)	5,451	8,654	24,099
Commercial real estate (1)	13,667	11,274	4,694
Other	20	17	22
Total Non-Performing Loans (2)	$19,200	$20,168	$29,520
Other Non-Performing Assets
Other real estate owned (3)	-	-	707
Pooled bank trust preferred securities	570	564	709
Total Non-Performing Assets	$19,770	$20,732	$30,936

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential and mixed use	2,090	2,098
Commercial real estate	8,729	8,736	-
Construction	-	-	-
Mixed Use Commercial	1,582	1,588	1,040
Other	-	-	-
Total Troubled Debt Restructurings ("TDRs") (1)	$12,401	$12,422	$1,040

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.
These non-accruing TDR's, which totaled $7.4 million at March 31, 2011, $10.1 million at December 31, 2010 and $15.7 million at
March 31,2010, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) Amount was fully comprised of multifamily residential loans at March 31, 2010.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31, 2011		At December 31, 2010
Total Non-Performing Assets	$ 19,770		$ 20,732
Loans over 90 days past due on accrual status	4,033	(4)	8,340
PROBLEM ASSETS	$ 23,803		$ 29,072

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$ 334,234		$ 326,554
Allowance for loan losses	19,663		19,166
TANGIBLE CAPITAL PLUS RESERVES	$ 353,897		$ 345,720

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	6.7%		8.4%

(4) These loans are expected to be either satisfied or re-financed during 2011, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279